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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38867, 333-53557 and 333-104622 on Form S-8 of our reports dated February 23, 2007 (August 7, 2007 as to the effects of the restatement discussed in Note
19) which included explanatory paragraphs related to the company's adoption of Statement of Financial Accounting Standard No. 123R, Accounting for Stock Based Compensation and the restatement of the Company's financial statements discussed in Note 19) relating to the consolidated financial statements and consolidated financial statement schedule of Renaissance Learning, Inc. and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Renaissance Learning, Inc. for the year ended December 31, 2006.


DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin

August 7, 2007